Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
The Mainstay Funds Trust:

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 29, 2009